UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2021

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices, and Zip Code)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RHE	NYSE American
10.875% Series A Cumulative Redeemable Preferred Stock, no par value	RHE-PA	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2021, Regional Health Properties, Inc. (the “Company”) entered into an employment agreement with Brent Morrison, our Chief Executive Officer and President, pursuant to which, among other things: (i) the Company will pay Mr. Morrison $220,000 per year, subject to increase by the compensation committee of the Company’s board of directors; (ii) Mr. Morrison will be eligible to earn an annual bonus based on achievement of performance goals established by the compensation committee of up to 125% of his base salary; and (iii) the Company will provide Mr. Morrison with such other benefits as other senior executives of the Company receive. Pursuant to the employment agreement, the Company will employ Mr. Morrison for an initial term of three years.

In connection with Mr. Morrison’s employment, the Company granted to Mr. Morrison on July 1, 2021, pursuant to the 2020 Plan (as defined below), 24,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), which vest as to one-third of the shares on each of January 1, 2022, January 1, 2023 and January 1, 2024. Pursuant to the employment agreement, the Company will also grant to Mr. Morrison pursuant to the 2020 Plan: (i) on January 1, 2022, a restricted stock award of 24,000 shares of Common Stock, which will vest with respect to one-half of such shares on each of January 1, 2023 and January 1, 2024; (ii) on January 1, 2023, an option to purchase 24,000 shares of Common Stock, which will vest immediately on the grant date; and (iii) on January 1, 2024, an option to purchase 24,000 shares of Common Stock, which will vest immediately on the grant date. The exercise price per share for the Common Stock subject to each option shall equal the fair market value of a share of Common Stock on the date of grant.

Upon termination of Mr. Morrison’s employment for any reason, the Company will pay Mr. Morrison: (i) unpaid salary earned through his termination date; (ii) any vacation time earned but not used as of his termination date in accordance with the Company’s policies; (iii) reimbursement, in accordance with the Company’s policies and procedures, for business expenses incurred but not yet paid as of his termination date; (iv) except in the case of termination for cause, any annual bonus for any completed fiscal year to the extent not yet paid and earned (all of the foregoing clauses (i) through (v), the “Accrued Obligations”); and (v) all other payments, benefits or fringe benefits under applicable law. If Mr. Morrison is terminated for cause, then the awards that were granted to but not yet vested or exercisable as of his termination date will be automatically forfeited.

If Mr. Morrison is terminated without cause, then (i) Mr. Morrison will be entitled to (a) the Accrued Obligations and (b) a severance payment equal to six months salary plus 100% bonus for any completed fiscal year to the extent earned but not paid, (ii) to the extent Mr. Morrison participates in Company health programs, the Company will pay an amount in cash, on a monthly basis, equal to the Company’s portion of the premiums for Mr. Morrison’s health plan benefits for a period of 12 months from his termination date, and (ii) the awards shall automatically accelerate so as to be fully vested as of his termination date. If Mr. Morrison is terminated without cause within one year of a change in control, the severance will be increased from six months salary to twelve months salary.

On July 1, 2021, pursuant to the 2020 Plan, the Company granted to Mr. Waites, our Chief Financial Officer, a restricted stock award of 24,000 shares of Common Stock, which vest as to one-third of the shares on each of January 1, 2022, January 1, 2023 and January 1, 2024. The Company will also grant to Mr. Waites pursuant to the 2020 Plan on January 1, 2022, an option to purchase 24,000 shares of Common Stock, which will vest with respect to one-half of such shares on each of January 1, 2023 and January 1, 2024.  The exercise price per share for the Common Stock subject to each option shall equal the fair market value of a share of Common Stock on the date of grant.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

10.1

Employment Agreement, dated July 1, 2021, by and among Regional Health Properties, Inc. and Brent Morrison (incorporated by reference to Exhibit 10.229 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-4 filed by Regional Health Properties, Inc. on July 2, 2021 (File No. 333-256667)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 8, 2021	REGIONAL HEALTH PROPERTIES, INC.

/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and President

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